EXHIBIT 10.53
2007 SUPPLEMENTAL EQUITY PROGRAM
     This 2007 Supplemental Equity Program (as amended, modified or supplemented from time to time, the “Program”) is established as of December 1, 2007, by Developers Diversified Realty Corporation, an Ohio corporation (the “Company”).
     WHEREAS, the Company desires to incentivize certain executives to assist in causing the Company to achieve superior financial performance, and the executives desire to be so incentivized;
     NOW, THEREFORE, effective as of the date hereof, the Developers Diversified Realty Corporation 2007 Supplemental Equity Program is hereby established on the following terms and subject to the following conditions:
     1. Background; Purpose. The Company maintains or will maintain a number of Equity-Based Award Plans (as amended, modified or supplemented from time to time, the “Plans”). Among the forms of compensation contemplated by the Plans are grants of common shares and performance awards. This Program is adopted in furtherance of the authority to make such grants and provides for grants of common shares (each, an “Award”) to certain executives of the Company (collectively, the “Grantees”) based on the achievement of certain goals over a specified period of time. This Program and the Awards shall be subject to the terms and conditions set forth herein and in the Plans. In the event of any inconsistency, the terms and conditions set forth in the most recent Plan shall govern.
     2. Administration. This Program and the Awards shall be administered by the Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company in accordance with the respective Plans. In the event of any merger, acquisition, consolidation, reorganization, combination, strategic redirection or other corporate or capitalization change (including, without limitation, any stock split or reverse stock split); any material changes in accounting practices, in tax law or interpretation or other applicable law or regulation; any special or extraordinary dividends; or any extraordinary losses, gains or other similar events, the Committee shall make such substitutions or adjustments, if any, as are deemed necessary or equitable in its sole discretion to preserve the intent of this Program and to avoid any unintended windfalls or hardships with respect to the number or valuation of Award Shares (as hereinafter defined).
     3. Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plans. In the event of any inconsistency, the terms of the most recent Plan will govern. In addition, as used herein:
     “Additional Common Shares” shall mean any Common Shares issued by the Company after the date hereof other than pursuant to employee compensation arrangements, including any equity-based award plan.

     “Award Pool” shall mean an amount equal to the product (the “Product”) of (i) seven and one-half percent (7.5%) multiplied by (ii) the product of (A) the amount by which Total Per Common Share Return to Shareholders exceeds the Minimum Per Common Share Performance Return times (B) the number of Weighted Average Outstanding Shares; provided, however, that if during the relevant Measurement Period the Company issues Additional Common Shares in one or more issuances, then the Award Pool shall mean an amount equal to the sum of (i) the Product plus (ii) the product of (A) seven and one-half percent (7.5%) multiplied by (B) the product of (a) the amount by which Total Per Common Share Return to Subsequent Shareholders relating to each such issuance exceeds the Minimum Per Common Share Subsequent Performance Return relating to such issuance times (b) the number of Common Shares in such issuance; and provided further, that if Total Per Common Share Return to Shareholders does not exceed the Minimum Per Common Share Performance Return and Total Per Common Share Return to Subsequent Shareholders does not exceed the Minimum Per Common Share Subsequent Performance Return, then the Award Pool shall be zero; and provided further, that (i) prior to November 30, 2008, if the Award Pool would otherwise equal or exceed the Maximum Award Pool, then the Award Pool shall be $20,000,000, (ii) on and after November 30, 2008 but prior to November 30, 2009, if the Award Pool would otherwise equal or exceed the Maximum Award Pool, then the Award Pool shall be $40,000,000 less the total Award Value of all Awards previously awarded pursuant to the Program, and (iii) on and after November 30, 2009 but prior to the First Measurement Date, if the Award Pool would otherwise equal or exceed the Maximum Award Pool, then the Award Pool shall be $60,000,000 less the total Award Value of all Awards previously awarded pursuant to the Program; and provided further, that on each Valuation Date occurring on and after the First Measurement Date, the Award Pool shall be reduced by the total Award Value of all Awards previously awarded pursuant to the Program; and provided further that in no event shall the Award Pool on and after the First Measurement Date exceed the Maximum Award Pool.
     “Award Shares” shall mean the Common Shares issued by the Company in payment of the Awards.
     “Award Value” shall mean the value, calculated as of the relevant Valuation Date, of the Award Shares.
     “Cause” shall mean (i) a Grantee’s fraud, commission of a felony or an act or series of acts which result in material injury to the business reputation of the Company, commission of an act or series of repeated acts of dishonesty which are materially inimical to the best interests of the Company, or a Grantee’s willful and repeated failure to perform his or her duties as an employee of the Company, which failure has not been cured within fifteen (15) days after the Company gives notice thereof to such Grantee; or (ii) a Grantee’s material breach of any provision of his or her employment agreement, if any, or of such Grantee’s Award Agreement or of this Program, which breach has not been cured in all substantial respects within ten (10) days after the Company gives notice thereof to such Grantee.

     “Change in Control” shall mean the occurrence of any of the following: (i) the business day immediately preceding the day on which a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company is scheduled to occur; provided, however, that prior to such business day (A) the shareholders of the Company shall have approved such consolidation, merger, sale, liquidation or dissolution and (B) there shall not exist on such business day any fact or circumstance that shall make it reasonably unlikely that such closing shall not occur as scheduled; or (ii) any person or other entity (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) becomes the beneficial owner of securities of the Company representing 51% or more of the voting power of the Company’s outstanding securities; or (iii) during any two-year period, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Share” shall mean a common share, without par value, of the Company.
     “Disabled” shall be a Grantee’s permanent disability and deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, such Grantee, by reason of his or her physical or mental disability or illness, shall have been unable to discharge his or her duties as an employee of the Company. The date of disability shall be such one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event either the Company or a Grantee, after receipt of notice of such Grantee’s disability from the other, dispute that such Grantee’s permanent disability shall have occurred, such Grantee shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio area and, unless such physician shall issue his or her written statement to the effect that in his or her opinion, based on his or her diagnosis, such Grantee is capable of resuming his or her employment and devoting his or her full time and energy to discharging his or her duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.
     “Effective Date” shall mean December 1, 2007; provided, however, that with respect to the issuance of any Additional Common Shares, the Effective Date shall mean the date on which such Additional Common Shares shall be issued.
     “Equivalent Amount of Cash” shall mean an amount of cash equal to the Award Value.
     “Final Measurement Date” shall mean November 30, 2012.
     “Final Vesting Date” shall mean December 15, 2012.
     “First Measurement Date” shall mean November 30, 2010.

     “Maximum Award Pool” shall mean on any Valuation Date (i) the product of (A) one and one-half percent (1.5%) times (B) the Share Price on such Valuation Date times (C) the number of outstanding Common Shares on such Valuation Date determined on a fully diluted basis on a Funds From Operations basis minus (ii) the total Award Value of all Awards, if any, previously awarded pursuant to this Program.
     “Measurement Period” shall mean each period commencing on the Effective Date and ending on a Valuation Date.
     “Minimum Per Common Share Performance Return” means the greater of (i) an amount equal to a deemed increase in Share Price, including the sum of all cash dividends paid on a Common Share during the Measurement Period with each such dividend deemed reinvested, on the ex-dividend date for the dividend, in a fractional Common Share and at the opening price of a Common Share on such ex-dividend date, from the Effective Date through the end of the Measurement Period that equates to a 9% annual rate compounded as of the last day of each November during the Measurement Period and (ii) an amount equal to a deemed increase in Share Price, including the sum of all cash dividends paid on a Common Share during the Measurement Period with each such dividend deemed reinvested, on the ex-dividend date for the dividend, in a fractional Common Share and at the opening price of a Common Share on such ex-dividend date, from the Effective Date through the end of the Measurement Period that equates to a rate equal to the total return of the REIT Index (expressed as a percentage) during the Measurement Period (i.e., Share Price determined as of the Effective Date times the percentage increase in such index (if any) during such Measurement Period).
     “Minimum Per Common Share Subsequent Performance Return” means the greater of (i) an amount equal to a deemed increase in Share Price of an Additional Common Share issued during a Measurement Period, including the sum of all cash dividends paid on an Additional Common Share during the Measurement Period with each such dividend deemed reinvested, on the ex-dividend date for the dividend, in a fractional Common Share and at the opening price of a Common Share on such ex-dividend date, from the Effective Date through the end of the Measurement Period that equates to a 9% annual rate compounded as of the last day of each November during the Measurement Period and (ii) an amount equal to a deemed increase in Share Price of an Additional Common Share issued during a Measurement Period, including the sum of all cash dividends paid on an Additional Common Share during the Measurement Period with each such dividend deemed reinvested, on the ex-dividend date for the dividend, in a fractional Common Share and at the opening price of a Common Share on such ex-dividend date, from the Effective Date through the end of the Measurement Period that equates to a rate equal to the total return of the REIT Index (expressed as a percentage) during the Measurement Period (i.e., Share Price determined as of the Effective Date times the percentage increase in such index (if any) during such Measurement Period).
     “Plan Year” shall mean each period of twelve consecutive months during the Measurement Period starting on December 1st and ending on November 30th.

     “REIT Index” means the FTSE NAREIT Equity Index (Total Index that includes reinvested dividends) or, in the event such index shall cease to be published, such other index as the Committee shall determine to be comparable thereto.
     “Second Measurement Date” shall mean November 30, 2011.
     “Share Price” shall mean the greater of (i) the average closing price of a Common Share as reported on the New York Stock Exchange over the 20 trading days ending on the relevant Valuation Date and (ii) the closing price of a Common Share as reported on the New York Stock Exchange on the trading day immediately preceding the relevant Valuation Date; provided, however, that for purposes of a Valuation Date that is the date of a Change in Control, Share Price shall mean the final price per Common Share agreed upon by the parties to the Change in Control.
     “Total Per Common Share Return to Shareholders” shall mean the total per Common Share return during a Measurement Period. Total Per Common Share Return to Shareholders shall be equal to (i) (A) the Share Price determined as of the last day of a Measurement Period plus (B) the sum of all cash dividends paid on a Common Share during such Measurement Period with each such dividend deemed reinvested, on the ex-dividend date for the dividend, in a fractional Common Share and at the opening price of a Common Share on such ex-dividend date, minus (ii) the Share Price on the Effective Date.
     “Total Per Common Share Return to Subsequent Shareholders” shall mean the total per Common Share return with respect to an Additional Common Share issued during a Measurement Period. Total Per Common Share Return to Subsequent Shareholders shall be equal to (i) (A) the Share Price determined as of the last day of a Measurement Period plus (B) the sum of all cash dividends paid on an Additional Common Share during such Measurement Period with each such dividend deemed reinvested, on the ex-dividend date for the dividend, in a fractional Common Share and at the opening price of a Common Share on such ex-dividend date, minus (ii) the Share Price on the Effective Date.
     “Valuation Date” shall mean each of (i) prior to the First Measurement Date, the earlier of (A) the last day of any thirty consecutive calendar day period during which, on each day in that period, the Award Pool would have equaled the Maximum Award Pool, provided, however, that there shall be no more than one Valuation Date determined pursuant to this clause (A) in any Plan Year, and (B) the date on which a Change in Control occurs, (ii) the First Measurement Date, (iii) after the First Measurement Date to and including the Second Measurement Date, the earlier of (C) the Second Measurement Date and (D) the date on which a Change in Control occurs, and (iv) after the Second Measurement Date, the earlier of (E) the Final Measurement Date and (F) the date on which a Change in Control occurs.
     “Vesting Date(s)” shall mean (i) if a Valuation Date shall be determined other than by reference to a Change in Control, then each December 15th succeeding such Valuation Date to and including the Final Vesting Date and (ii) if the Valuation Date shall be the date on which a Change in Control occurs, the Valuation Date.

     “Weighted Average Outstanding Shares” means the weighted average of the Common Shares (excluding any Additional Common Shares) outstanding during a Measurement Period, calculated on a fully diluted basis on a Funds From Operations basis as of the last day of such Measurement Period.
     4. Determination of Grantees; Award Agreement.
     (a) The Committee shall designate the Grantees to participate in the Program and the percentage of the Award Pool to which each Grantee shall be entitled. The Committee has initially designated the Grantees and the respective percentage allocations set forth in Appendix A. Any allocation or reallocation of, and any adjustment to, percentages of the Award Pool shall be solely in the discretion of the Committee; provided, however, that in no event shall the Committee reduce the initial percentages allocated to the Grantees.
     (b) Each Grantee shall be issued and shall execute and deliver to the Company an Award Agreement. Each Award Agreement and the Awards which may be awarded thereunder are subject to the terms of this Program and the Plans.
     5. Awards; Delivery of Award Shares. If, for any Measurement Period, the Company’s Total Per Common Share Return to Shareholders exceeds the Minimum Per Common Share Performance Return, and/or the Company’s Total Per Common Share Return to Subsequent Shareholders exceeds the Minimum Per Common Share Subsequent Performance Return, then the Company hereby grants to each Grantee an Award equal to the number of Award Shares (rounded up to the nearest whole number) determined by (i) first multiplying the applicable Award Pool by the percentage set forth opposite such Grantee’s name on Appendix A and (ii) then dividing such product by the Share Price on the last day of the Measurement Period; provided, however, that if during the Measurement Period the Grantee shall die or become Disabled, or the employment of the Grantee shall be terminated by the Company without Cause, then the Award shall consist of the number of Award Shares (rounded up to the nearest whole number) determined by (i) first multiplying the applicable Award Pool by the percentage set opposite such Grantee’s name on Appendix A, (ii) then dividing such product by the Share Price on the last day of the Measurement Period and (iii) then multiplying such quotient by a fraction, the numerator of which shall be the number of days in the Measurement Period occurring before the date of such death, Disability or termination of employment without Cause and the denominator of which shall equal the total number of days in the Measurement Period.
     6. Vesting. Any Award granted with respect to a Measurement Period shall vest in equal annual installments on each Vesting Date occurring after the end of such Measurement Period through and including the Final Vesting Date, provided that the Grantee remains in continuous employment with the Company through such Vesting Date other than by reason of death, Disability or termination of employment without Cause; and provided further, that all unvested Awards that have not been previously forfeited shall vest immediately upon a Change in Control. In the Committee’s sole discretion it may determine that a Grantee’s termination of employment followed by his or her simultaneous entry into a consulting or consulting-type relationship with the Company constitutes continuous employment with the Company for purposes of this Program.

     7. Effect of Certain Events During the Measurement Period. In the event the Grantee’s employment with the Company is terminated for Cause during any Measurement Period or in the event the Grantee voluntarily terminates his or her employment with the Company for any reason during any Measurement Period, the Grantee will immediately forfeit any and all rights to receive an Award with respect to such Measurement Period and all subsequent Measurement Periods, and any and all rights the Grantee had in, or may have had to, this Program and all unearned and unvested Award Shares will terminate without further action. In the event the Grantee shall die or become Disabled during any Measurement Period or in the event the employment of the Grantee shall be terminated without cause by the Company during any Measurement Period, the Grantee will retain the right to receive an Award with respect to such Measurement Period determined as provided in Paragraph 5 hereof, but the Grantee will immediately forfeit any and all rights to receive an Award with respect to all subsequent Measurement Periods.
     8. Transferability. The Award and the Award Shares will not be assignable or transferable by the Grantee; provided, however, that no provision in this Agreement will prevent the transfer of the Award or the Award Shares underlying such awards by will or the laws of descent and distribution in the event of the death of the Grantee.
     9. Payment.
     (a) The Company will issue to the Grantee (or to the estate, guardian or beneficiary of the Grantee, as the case may be) any vested Award Shares underlying the Award or the Equivalent Amount of Cash, at the Company’s option, as soon as reasonably practicable following the applicable Vesting Date.
     (b) Except to the extent provided by Section 409A of the Code and permitted by the Company, no Common Shares may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.
     (c) The Company’s obligations to the Grantee with respect to the Award will be satisfied in full upon the issuance of the Award Shares or the Equivalent Amount of Cash corresponding to the Award.
     10. Shareholder Rights and Restrictions.
     (a) No Grantee shall have any rights as a shareholder of the Company (including, without limitation, the right to receive dividends or voting rights) with respect to the Award or the Award Shares until the date on which a stock certificate (or certificates) representing Award Shares shall be issued; provided, however, that the Grantees shall have the right to receive dividends with respect to Award Shares that have been earned by performance but have not yet vested.
     (b) The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Award Shares (or cash) in the future, and the rights of a Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

     11. American Jobs Creation Act. It is intended that this Program comply with the provisions of Section 409A of the Code. This Program will be administered in a manner that is intended to comply with Section 409A of the Code. Any provisions in this Program or in the Plan that would cause this Program to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of any Grantee). The Company is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof.
     12. Interpretation. Any reference in this Program to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service.
     13. No Employment Rights. This award will not confer upon any Grantee any right with respect to continuance of employment by the Company.
     14. Severability. In the event that one or more of the provisions of this Program shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
     15. Subject to Plans. This award is subject to the terms of the Plans, and each Grantee is being delivered a copy of the Plans. To the extent any provision of this Program violates or is inconsistent with express provisions of any Plan, the Plan provision will govern and any inconsistent provision in this Program will have no force or effect.
     16. Taxes. No later than the date as of which an amount first becomes includable in the gross income of a Grantee for federal income tax purposes with respect to any Award or the issuance of Award Shares pursuant to the Award, such Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to that amount. Subject to the following sentence, unless otherwise determined by the Committee, statutory minimum withholding obligations may be settled with Award Shares. Notwithstanding the foregoing, any election by a Grantee subject to Section 16 of the Securities Act of 1934, as amended, to settle any statutory minimum tax withholding obligation with Award Shares shall be subject to approval by the Committee in its sole discretion. The obligations of the Company with respect to an Award shall be conditional on those payments or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise payable to a Grantee.

     17. Governing Law. The laws of the State of Ohio will govern this Program and all matters related hereto. If any Grantee or the Company institutes a suit or other legal proceedings, whether in law or equity with respect to this Program, the Company and such Grantee irrevocably consents to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.
     18. Amendments/Entire Agreement. Any amendment to any Plan will be deemed to be an amendment to this Program. Except as provided in this Program, no amendment will reduce the value of a Grantee’s Award Shares or a Grantee’s rights with respect to vesting without such Grantee’s written consent. This Program cannot be changed or terminated orally. This Program, the Plans and the Award Agreements contain the entire agreement between the Company and the Grantees relating to the Program.
     19. Notices. Notices, required or permitted to be made under this Program shall be sufficiently made if (a) sent by (i) registered or certified mail, (ii) a nationally recognized courier service or (iii) facsimile, and (b) addressed (x) to a Grantee at his or her address as set forth in the books and records of the Company or (y) to the Company or the Committee at the principal office of the Company. Each Grantee is required to notify the Company promptly of any change of address.
     20. Binding on Successors. The terms and provisions of the Plans and this Program will be binding on any successor in interest to each Grantee, whether such successor attains such status through inheritance, the laws of descent or otherwise.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Terrance R. Ahern
Chairman of the Executive Compensation Committee